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Exhibit 23c to 2002 10-K


CONSENT OF INDEPENDENT AUDITORS

We consent to the inclusion in the annual report to be filed on or around 6 March 2003 on Form 10-K of Convergys Corporation of our report dated June 15, 2001 with respect to the consolidated profit and loss account, cash flow statement and statement of total recognized gains and losses of Geneva Technology Limited and subsidiaries for the year ended December 31, 2001 (none of which aforementioned financial statements are separately presented therein).



/s/ KPMG LLP
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KPMG LLP
Cambridge, United Kingdom
6 March 2003